UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

 Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 5, 2014

Comarco, Inc.

(Exact name of registrant as specified in its charter)

000-05449
(Commission File Number)

California	95-2088894
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

25541 Commercentre Drive, Suite 250, Lake Forest, California	92630-8870
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 599-7400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 5, 2014, the Compensation Committee (“Committee”) of the Board of Directors of Comarco, Inc. (the “Company”) approved an adjustment to the previously disclosed voluntary reduction in the Company’s Chief Executive Officer‘s annual base salary. This adjustment, computed based on an annualized base salary of $230,000, results in an interim rate of pay equal to $196,000 per annum effective as of June 9, 2014, up from the $184,005 interim annual rate of pay previously disclosed. Additionally, in recognition of the previously announced settlement of our litigation with Chicony Power Technology, Co. Ltd., the Committee approved a one-time bonus of $10,000 payable to Mr. Lanni on June 27, 2014.

Also on June 5, 2014, the Committee approved a modification to Mr. Lanni’s Deferred Compensation Agreement (the “Agreement”), which was originally disclosed and attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on December 23, 2013. Pursuant to the modification, the monthly accrual of compensation under the Agreement was reduced to $2,833.33 from $3,833.33 per month, effective as of June 9, 2014. The modification does not reduce any amounts that have accrued prior to the effective date of the modification. The Agreement provides that the accrued compensation will be paid, if and only if, (i) the Company files a Quarterly Report on Form 10-Q that includes a balance sheet reflecting an aggregate balance of cash, cash equivalents, and short term investments of the Company of at least $5 million net of liabilities (ii) Mr. Lanni continues to provide substantial services to the Company through the date of filing of the Form 10-Q, and (iii) the Board of Directors provides written approval of the payment of the deferred compensation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMARCO, INC.

Date: June 10, 2014	By:	/s/ THOMAS W. LANNI
Thomas W. Lanni President and Chief Executive Officer